Exhibit 5.1
November 21, 2008
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
I have acted as counsel for R.H. Donnelley Corporation (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933 (the “Act”), an additional 2,833,863 shares of the Registrant’s Common Stock, par value of $1.00 per share (the “Common Stock”), issuable under the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”).
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Common Stock as I have deemed necessary for the purpose of this opinion.
Upon the basis of the foregoing, I am of the opinion that the shares of Common Stock deliverable pursuant to the 2005 Plan have been duly authorized and, when and to the extent issued pursuant to the 2005 Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.
This opinion is limited to the Delaware General Corporation Law. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Mark W. Hianik